Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Third Quarter 2017 Results

OKLAHOMA CITY (November 1, 2017) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today reported financial and operational results for the quarter and nine-months ended September 30, 2017 and provided an update on its 2017 activities. Key information for the third quarter of 2017 includes the following:

•	Net production averaged 1,199.6 MMcfe per day.

•	Reiterated 2017 full-year production guidance of 1,065 MMcfe to 1,100 MMcfe per day.

•	Net income of $18.2 million, or $0.10 per diluted share.

•	Adjusted net income (as defined and reconciled below) of $58.0 million, or $0.32 per diluted share.

•	Adjusted EBITDA (as defined and reconciled below) of $195.0 million.

•	Reduced unit lease operating expense for the third quarter of 2017 by 17% to $0.18 per Mcfe from $0.22 per Mcfe for the second quarter of 2017.

•	Reduced unit general and administrative expense for the third quarter of 2017 by 9% to $0.12 per Mcfe from $0.13 per Mcfe for the second quarter of 2017.

•	Added 10,700 acres in the Utica Shale, 4,100 acres in the SCOOP and increased NRI on over 5,000 acres by approximately 8% in the Utica Shale during the nine-months ended September 30, 2017.

•	Additional leasehold acquisition and acreage trading efforts year-to-date have increased working interest on wells spud during 2017, totaling an incremental 22.0 net wells spud in 2017 when compared to the midpoint of the previously provided guidance range.

•	Budgeted 2017 total capital expenditures now forecasted to be approximately $1.16 billion.

•	Gulfport’s lead lenders have proposed an increase to Gulfport’s borrowing base from $1.0 billion to $1.2 billion, subject to the approval of the additional banks within the syndicate, with elected commitments to total $1.0 billion.

•	Increased hedge position to approximately 629 BBtu per day of natural gas fixed price swaps during 2017 at an average fixed price of $3.19 per MMBtu and a large base level of 898 BBtu per day of natural gas fixed price swaps during 2018 at an average fixed price of $3.06 per MMBtu.

Chief Executive Officer and President, Michael G. Moore, commented, “Gulfport produced approximately 1.2 billion cubic feet of gas equivalent per day during the third quarter of 2017, representing 16% production growth over the second quarter of 2017 and 63% growth over the third quarter of 2016. Our solid production results year-to-date are driven by the continued strong performance of both our Utica Shale and SCOOP assets and bolstered by an active turn-in-line schedule year-to-date in both plays. As we head into 2018, we are committed to a disciplined capital program and remain focused on cash flow neutrality for the 2018 calendar year, aligning drilling and completion capital to operational cash flow, which at today’s strip price, we continue to estimate would generate approximately 30% growth year-over-year.”

Third Quarter Financial Results

For the third quarter of 2017, Gulfport reported net income of $18.2 million, or $0.10 per diluted share, on revenues of $265.5 million. For the third quarter of 2017, EBITDA (as defined and reconciled below for each period presented) was $155.2 million and cash flow from operating activities before changes in operating assets and liabilities (as defined and reconciled below for each period presented) was $168.1 million. Gulfport’s GAAP net income for the third quarter of 2017 includes the following items:

•	Aggregate non-cash derivative loss of $37.0 million.

•	Aggregate expense of $33.0 thousand in connection with the acquisition of oil and natural gas assets from Vitruvian II Woodford, LLC (“Vitruvian”).

•	Aggregate loss of $2.7 million in connection with Gulfport’s equity interests in certain equity investments.

Excluding the effect of these items, Gulfport’s financial results for the third quarter of 2017 would have been as follows:

•	Adjusted oil and gas revenues of $302.5 million.

•	Adjusted net income of $58.0 million, or $0.32 per diluted share.

•	Adjusted EBITDA of $195.0 million.

Year-To-Date 2017 Financial Results

For the nine-month period ended September 30, 2017, Gulfport reported net income of $278.6 million, or $1.56 per diluted share, on revenues of $922.5 million. For the nine-month period ended September 30, 2017, EBITDA was $612.2 million and cash flow from operating activities before changes in operating assets and liabilities was $434.8 million. Gulfport’s GAAP net income for the nine-month period ended September 30, 2017 includes the following items:

•	Aggregate non-cash derivative gain of $129.7 million.

•	Aggregate expense of $2.4 million in connection with the acquisition of oil and natural gas assets from Vitruvian.

•	Aggregate loss of $20.9 million in connection with Gulfport’s equity interests in certain equity investments.

Excluding the effect of these items, Gulfport’s financial results for the nine-month period ended September 30, 2017 would have been as follows:

•	Adjusted oil and gas revenues of $792.8 million.

•	Adjusted net income of $172.3 million, or $0.96 per diluted share.

•	Adjusted EBITDA of $505.9 million.

Production and Realized Prices

Gulfport’s net daily production for the third quarter of 2017 averaged approximately 1,199.6 MMcfe per day. For the third quarter of 2017, Gulfport’s net daily production mix was comprised of approximately 88% natural gas, 8% natural gas liquids (“NGL”) and 4% oil.

Gulfport’s realized prices for the third quarter of 2017 were $2.21 per Mcf of natural gas, $36.32 per barrel of oil and $0.41 per gallon of NGL, resulting in a total equivalent price of $2.41 per Mcfe. Gulfport’s realized prices for the third quarter of 2017 include an aggregate non-cash derivative loss of $37.0 million. Before the impact of derivatives, realized prices for the third quarter of 2017, including transportation costs, were $2.28 per Mcf of natural gas, $45.90 per barrel of oil and $0.57 per gallon of NGL, for a total equivalent price of $2.61 per Mcfe.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Production Volumes:

Natural gas (MMcf)	97,825	58,151	247,012	164,233
Oil (MBbls)	685	521	1,849	1,675
NGL (MGal)	59,008	43,837	162,483	117,217
Gas equivalent (MMcfe)	110,367	67,541	281,318	191,026
Gas equivalent (Mcfe per day)	1,199,636	734,144	1,030,468	697,174

Average Realized Prices:
(before the impact of derivatives):
Natural gas (per Mcf)	$2.28	$2.10	$2.46	$1.66
Oil (per Bbl)	$45.90	$41.81	$46.15	$36.31
NGL (per Gal)	$0.57	$0.33	$0.55	$0.29
Gas equivalent (per Mcfe)	$2.61	$2.35	$2.78	$1.92

Average Realized Prices:
(including cash-settlement of derivatives and excluding non-cash derivative gain or loss):
Natural gas (per Mcf)	$2.41	$2.31	$2.49	$2.44
Oil (per Bbl)	$50.26	$43.43	$49.07	$42.73
NGL (per Gal)	$0.54	$0.33	$0.54	$0.29
Gas equivalent (per Mcfe)	$2.74	$2.54	$2.82	$2.65

Average Realized Prices:

Natural gas (per Mcf)	$2.21	$2.67	$3.01	$1.39
Oil (per Bbl)	$36.32	$45.09	$52.90	$36.52
NGL (per Gal)	$0.41	$0.34	$0.51	$0.28
Gas equivalent (per Mcfe)	$2.41	$2.87	$3.28	$1.69

The table below summarizes Gulfport’s third quarter of 2017 and the nine-month period ended September 30, 2017 production by asset area:

GULFPORT ENERGY CORPORATION

PRODUCTION BY AREA

(Unaudited)

	Three months ended September 30,	Nine Months Ended September 30,
	2017	2017
Utica Shale
Natural gas (MMcf)	85,275	219,076
Oil (MBbls)	113	367
NGL (MGal)	34,076	105,759
Gas equivalent (MMcfe)	90,822	236,383

SCOOP(1)
Natural gas (MMcf)	12,505	27,852
Oil (MBbls)	303	682
NGL (MGal)	24,958	56,623
Gas equivalent (MMcfe)	17,888	40,030

Southern Louisiana
Natural gas (MMcf)	35	57
Oil (MBbls)	256	763
NGL (MGal)	—	—
Gas equivalent (MMcfe)	1,571	4,637

Other
Natural gas (MMcf)	11	27
Oil (MBbls)	13	38
NGL (MGal)	(26)	101
Gas equivalent (MMcfe)	86	267

(1)	SCOOP production included from closing date of the Vitruvian acquisition on February 17, 2017.

Leasehold Acquisition Update

As of November 1, 2017, Gulfport has acquired approximately 10,700 acres within its core dry gas operating area during 2017. In addition, as previously announced, during 2017 the Company completed an acquisition of mineral interests, increasing its net revenue interest (NRI) on over 5,000 acres by approximately 8%. As of November 1, 2017, Gulfport has increased its leasehold position by approximately 4,100 net acres within its core operating area in the SCOOP during 2017.

2017 Capital Budget and Production Guidance Update

For the nine-month period ended September 30, 2017, Gulfport’s drilling and completion capital expenditures totaled $846.0 million, midstream capital expenditures totaled $39.4 million and leasehold capital expenditures totaled $98.0 million. For 2017, Gulfport now estimates 2017 capital expenditures to be approximately $1.16 billion. The updated 2017 budget includes approximately $985 million for drilling and completion activities, approximately $45 million for midstream capital expenditures associated with its investment in Strike Force Midstream LLC with Rice Energy and approximately $130 million for leasehold activities during 2017.

Mr. Moore commented, “This year, we elected to include additional exploratory activity in the SCOOP during 2017 to potentially organically delineate additional resource across the acreage. In addition, throughout 2017 we have been active on the technical side in the SCOOP, acquiring additional 3-D seismic, well cores and geophysical and geological studies in the play. On the leasehold front, we have been very successful this year adding leasehold organically on the ground within units scheduled in our near-term development plan. When combined with our active trading efforts, this activity has led to a significant increase in our working interests on 2017 wells spud, and we now estimate to spud an incremental 22.0 net wells when compared to the midpoint of our previously provided guidance range. We expect this additional spend will be partially offset by a reduction in approximately 2.4 net turn-in-lines. Reflecting these dynamics, we have updated our 2017 budget to reflect an additional $35 million in connection with our delineation activities in the SCOOP and an incremental $75 million in connection with the increase in working interests on 2017 wells spud and related leasehold spend.”

Gulfport reiterates its 2017 production guidance and currently forecasts that 2017 average daily net production will be in the range of 1,065 MMcfe to 1,100 MMcfe per day, an increase of 48% to 53% over its 2016 average daily net production of 719.8 MMcfe per day. Mr. Moore stated, “While we do expect a slight reduction in turn-in-lines, we currently forecast 2017 full-year production to be trending towards the upper-end of the previously increased guidance range, highlighting the continued strong production performance from both our Utica Shale and SCOOP assets.”

As previously announced, based on actual results during the nine-month period ended September 30, 2017 and utilizing current strip pricing at the various regional pricing points at which the Company sells its natural gas, Gulfport reiterates its realized natural gas price differential, before the effect of hedges and inclusive of the Company’s firm transportation expense, will average in the range of $0.62 to $0.68 per Mcf below NYMEX settlement prices in 2017. Gulfport updated its expected realized NGL price and realized oil price and now forecasts that its 2017 realized NGL price, before the effect of hedges and including transportation expense, will be approximately 45% to 50% of WTI and its 2017 realized oil price will be in the range of $3.25 to $3.75 per barrel below WTI.

The table below summarizes the Company’s updated full year 2017 guidance:

GULFPORT ENERGY CORPORATION

COMPANY GUIDANCE

	Year Ending 2017
	Low	High
Forecasted Production
Average Daily Gas Equivalent (MMcfepd)	1,065	1,100
% Gas	~88%
% Natural Gas Liquids	~8%
% Oil	~4%

Forecasted Realizations (before the effects of hedges) (1)
Natural Gas (Differential to NYMEX Settled Price) - $/Mcf	$(0.62)	$(0.68)
NGL (% of WTI)	~ 45% - 50%
Oil (Differential to NYMEX WTI) $/Bbl	$(3.25)	$(3.75)

Projected Operating Costs
Lease Operating Expense - $/Mcfe	$0.18	$0.23
Production Taxes - $/Mcfe	$0.08	$0.09
Midstream Gathering and Processing - $/Mcfe	$0.55	$0.62
General and Administrative - $/Mcfe	$0.15	$0.17

Depreciation, Depletion and Amortization - $/Mcfe	$0.85	$0.90

	Total
Budgeted D&C Expenditures - In Millions:
Operated	$860
Non-Operated	$125

Total Budgeted E&P Capital Expenditures	$985

Budgeted Midstream Expenditures - In Millions:	$45

Budgeted Leasehold Expenditures - In Millions:	$130

Total Capital Expenditures - In Millions:	$1,160

Net Wells Drilled
Utica - Operated	91
Utica - Non-Operated	8

Total	99

SCOOP - Operated	18
SCOOP - Non-Operated	1

Total	19

Net Wells Turned-to-Sales
Utica - Operated	61
Utica - Non-Operated	9

Total	70

SCOOP - Operated	16
SCOOP - Non-Operated	1

Total	17

Operational Update

The table below summarizes Gulfport’s activity for the nine-month period ended September 30, 2017 and the number of net wells expected to be drilled and turned-to-sales for the remainder of 2017:

GULFPORT ENERGY CORPORATION

ACTIVITY SUMMARY

(Unaudited)

	Three Months ended March 31,	Three Months ended June 30,	Three Months ended September 30,	Remaining Wells	Updated Guidance
	2017	2017	2017	2017	2017
Net Wells Drilled
Utica - Operated	24	26	23	18	91
Utica - Non-Operated	2	2	1	3	8

Total	26	28	24	21	99

SCOOP - Operated	4	2	6	6	18
SCOOP - Non-Operated	0.5	0.3	—	0.2	1

Total	5	2	6	6	19

Net Wells Turned-to-Sales
Utica - Operated	5	27	18	11	61
Utica - Non-Operated	1	4	2	2	9

Total	6	31	20	13	70

SCOOP - Operated	—	1	6	9	16
SCOOP - Non-Operated	0.2	0.1	0.4	0.3	1

Total	—	1	6	10	17

Utica Shale

In the Utica Shale, during the third quarter of 2017, Gulfport spud 23 gross (23.0 net) operated wells. During the third quarter of 2017, net production from Gulfport’s Utica acreage averaged approximately 987.2 MMcfe per day, an increase of 15% over the second quarter of 2017 and an increase of 38% over the third quarter of 2016.

For the nine-month period ended September 30, 2017, Gulfport spud 77 gross (72.1 net) operated wells. For the nine-month period ended September 30, 2017, net production from Gulfport’s Utica acreage averaged approximately 865.9 MMcfe per day.

For the nine-month period ended September 30, 2017, the wells drilled had an average lateral length of approximately 7,882 feet.    Normalizing to an 8,000 foot lateral length, Gulfport’s average drilling days during the nine-month period ended September 30, 2017 from spud to rig release totaled approximately 19.3 days. In addition, Gulfport turned-to-sales 53 gross (49.3 net) operated wells with an average stimulated length of approximately 7,736 feet. For the nine-month period ended September 30, 2017, Gulfport’s well costs averaged approximately $1,122 per foot of lateral in the Utica Shale. Mr. Moore commented, “Our average well cost during the first nine months of 2017 reflects shorter lateral lengths during the summer months, however we expect to see lateral lengths increase in the field during the fourth quarter of 2017, realizing economies of scale and resulting in an improvement in our per foot of lateral well cost.”

At present, Gulfport has 4 operated horizontal drilling rigs active in the play.

SCOOP

In the SCOOP, during the third quarter of 2017, Gulfport spud 7 gross (6.1 net) operated wells. During the third quarter of 2017, net production from the acreage averaged approximately 194.4 MMcfe per day, an increase of 20% over the second quarter of 2017.

For the nine-month period ended September 30, 2017, Gulfport spud 15 gross (12.7 net) operated wells. For the nine-month period ended September 30, 2017, net production from the acreage averaged approximately 177.1 MMcfe per day.

For the nine-month period ended September 30, 2017, the wells drilled had an average lateral length of 7,174 feet. Normalizing to a 7,500 foot lateral length, Gulfport’s average drilling days during the nine-month period ended September 30, 2017 from spud to rig release totaled approximately 69.0 days. In addition, Gulfport turned-to-sales 8 gross (6.7 net) operated wells with an average stimulated length of approximately 7,517 feet.

As previously announced, during the third quarter of 2017 Gulfport turned-to-sales 6 gross (5.6 net) Woodford wells located in the wet gas window in central Grady County, Oklahoma.

Following 30 days of production, the EJ Craddock 8-28X21H has cumulatively produced 350.4 MMcf of natural gas and 20.8 thousand barrels of oil. Based upon the composition analysis, the gas being produced is 1,171 BTU gas and yielding 47.0 barrels of NGLs per MMcf of natural gas and results in a natural gas shrink of 16%. On a three-stream basis, the EJ Craddock 8-28X21H produced at an average 30-day production rate of 17.3 MMcfe per day, which is comprised of approximately 57% natural gas, 24% oil, and 19% natural gas liquids.

Following 30 days of production, the Pauline 6-27X22H has cumulatively produced 391.9 MMcf of natural gas and 24.8 thousand barrels of oil. Based upon the composition analysis, the gas being produced is 1,216 BTU gas and yielding 57.4 barrels of NGLs per MMcf of natural gas and results in a natural gas shrink of 22%. On a three-stream basis, the Pauline 6-27X22H produced at an average 30-day production rate of 19.6 MMcfe per day, which is comprised of approximately 52% natural gas, 25% oil, and 23% natural gas liquids.

Following 30 days of production, the Pauline 5-27X22H has cumulatively produced 384.0 MMcf of natural gas and 23.7 thousand barrels of oil. Based upon the composition analysis, the gas being produced is 1,216 BTU gas and yielding 57.4 barrels of NGLs per MMcf of natural gas and results in a natural gas shrink of 22%. On a three-stream basis, the Pauline 5-27X22H produced at an average 30-day production rate of 19.1 MMcfe per day, which is comprised of approximately 52% natural gas, 25% oil, and 23% natural gas liquids.

Following 30 days of production, the Pauline 4-27X22H has cumulatively produced 316.9 MMcf of natural gas and 19.0 thousand barrels of oil. Based upon the composition analysis, the gas being produced is 1,212 BTU gas and yielding 57.3 barrels of NGLs per MMcf of natural gas and results in a natural gas shrink of 18%. On a three-stream basis, the Pauline 4-27X22H produced at an average 30-day production rate of 16.1 MMcfe per day, which is comprised of approximately 54% natural gas, 24% oil, and 22% natural gas liquids.

Following 30 days of production, the Pauline 3-27X22H has cumulatively produced 162.0 MMcf of natural gas and 8.8 thousand barrels of oil. Based upon the composition analysis, the gas being produced is 1,212 BTU gas and yielding 57.3 barrels of NGLs per MMcf of natural gas and results in a natural gas shrink of 18%. On a three-stream basis, the Pauline 3-27X22H produced at an average 30-day production rate of 8.0 MMcfe per day, which is comprised of approximately 55% natural gas, 22% oil, and 23% natural gas liquids.

At present, Gulfport has 4 operated horizontal drilling rigs active in the play.

The table below summarizes the Company’s recent SCOOP well results:

GULFPORT ENERGY CORPORATION

SCOOP WELL RESULTS SUMMARY

(Unaudited)

		Phase	Stimulated	Wellhead	NGLs		Product Mix(1)			Average Prod. Rates (Mmcfepd)
	County	Window	Lateral	BTU	Per MMcf	% Shrink	Gas	NGLs	Oil	24-Hr	30- Day	60- Day	90- Day
EJ Craddock 8-28X21H	Central Grady	Woodford Wet Gas	7,961	1,171	47.0	16%	55%	19%	26%	19.7	17.3	—	—
Pauline 3-27X22H	Central Grady	Woodford Wet Gas	4,322	1,212	57.3	18%	49%	21%	30%	8.8	8.0	—	—
Pauline 4-27X22H	Central Grady	Woodford Wet Gas	7,978	1,212	57.3	18%	52%	22%	26%	17.3	16.1	—	—
Pauline 5-27X22H	Central Grady	Woodford Wet Gas	7,929	1,216	57.4	22%	50%	22%	28%	22.2	19.1	—	—
Pauline 6-27X22H	Central Grady	Woodford Wet Gas	7,273	1,216	57.4	22%	50%	22%	28%	22.9	19.6	—	—
Pauline 8-27X22H	Central Grady	Woodford Wet Gas	7,658	1,210	58.8	19%	51%	22%	27%	18.4	18.6	—	—
Vinson 2-22X27H	SE Grady	Woodford Wet Gas	8,539	1,118	35.7	11%	79%	19%	2%	16.5	15.7	14.4	13.4
Vinson 3R-22X27H	SE Grady	Woodford Wet Gas	8,475	1,118	35.7	11%	79%	19%	2%	19.0	18.7	17.3	16.3

Note: All well results presented are based upon three-stream production data and assume contractual ethane recovery.

1.	Product mix calculated utilizing 24-hr initial production rate.

Southern Louisiana

At its West Cote Blanche Bay and Hackberry fields, during the third quarter of 2017, Gulfport spud 6 wells and performed 9 recompletions at the fields. Net production during the third quarter of 2017 totaled approximately 17.1 MMcfe per day.

For the nine-month period ended September 30, 2017, Gulfport spud 15 wells and performed 77 recompletions at the fields. Net production during the nine-month period ended September 30, 2017 totaled approximately 17.0 MMcfe per day.

Expected Borrowing Base Increase to $1.2 Billion

In connection with the scheduled fall redetermination of Gulfport’s revolving credit facility, Gulfport’s lead lenders have proposed an increase to Gulfport’s borrowing base from $1.0 billion to $1.2 billion, subject to the approval of the additional banks within the syndicate. Elected commitments under the facility are anticipated to total $1.0 billion.

2017 Financial Position and Liquidity

As of September 30, 2017, Gulfport had cash on hand of approximately $125.3 million. As of September 30, 2017, $365.0 million was outstanding under Gulfport’s revolving credit facility with outstanding letters of credit totaling $237.5 million. In October 2017, the Company issued $450 million of its 6.375% senior notes due 2026. After giving pro forma effect to this offering and the application of a portion of the net proceeds to repay the outstanding borrowings under the revolving credit facility, at September 30, 2017 Gulfport would have had cash on hand of approximately $205 million and the revolving credit facility would have been undrawn.

Derivatives

Gulfport has hedged a portion of its expected production to lock in prices and returns that provide certainty of cash flow to execute on its capital plans. Since August 8, 2017, the Company has added approximately 123 BBtupd of natural gas fixed price swaps for 2018 and 55 BBtupd of natural gas fixed price swaps for 2019.

The table below sets forth the Company’s hedging positions as of November 1, 2017.

GULFPORT ENERGY CORPORATION

COMMODITY DERIVATIVES - HEDGE POSITION

(Unaudited)

4Q2017
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	765
Price ($ per MMBtu)	$3.19

Swaption contracts (NYMEX)
Volume (BBtupd)	65
Price ($ per MMBtu)	$3.11

Basis Swap Contract (Tetco M2)
Volume (BBtupd)	—
Differential ($ per MMBtu)	$—

Basis Swap Contract (NGPL MC)
Volume (BBtupd)	50
Differential ($ per MMBtu)	$(0.26)

Oil:
Swap contracts (LLS)
Volume (Bblpd)	1,500
Price ($ per Bbl)	$53.12

Swap contracts (WTI)
Volume (Bblpd)	4,500
Price ($ per Bbl)	$54.89

NGL:
C3 Propane Swap Contracts
Volume (Bblpd)	3,000
Price ($ per Gal)	$0.63

C5+ Swap Contracts
Volume (Bblpd)	250
Price ($ per Gal)	$1.17

	2017	2018	2019
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	629	898	112
Price ($ per MMBtu)	$3.19	$3.06	$3.01

Swaption contracts (NYMEX)
Volume (BBtupd)	60	103	135
Price ($ per MMBtu)	$3.12	$3.25	$3.07

Basis Swap Contract (Tetco M2)
Volume (BBtupd)	12	—	—
Differential ($ per MMBtu)	$(0.59)	—	—

Basis Swap Contract (NGPL MC)
Volume (BBtupd)	38	12	—
Differential ($ per MMBtu)	$(0.26)	$(0.26)	$—

Oil:
Swap contracts (LLS)
Volume (Bblpd)	1,748	753	—
Price ($ per Bbl)	$51.97	$53.91	$—

Swap contracts (WTI)
Volume (Bblpd)	3,353	3,779	—
Price ($ per Bbl)	$54.98	$52.20	$—

NGL:
C3 Propane Swap Contracts
Volume (Bblpd)	2,545	3,500	—
Price ($ per Gal)	$0.64	$0.67	$—

C5+ Swap Contracts
Volume (Bblpd)	250	500	—
Price ($ per Gal)	$1.17	1.11	—

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Company Information” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will hold a conference call on Thursday, November 2, 2017 at 8:00 a.m. CST to discuss its third quarter of 2017 financial and operational results and to provide an update on the Company’s recent activities.

Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 866-373-3408 or 412-902-1039 for international callers. A replay of the call will be available for two weeks at 877-660-6853 or 201-612-7415 for international callers. The replay passcode is 13622396. The webcast will also be available for two weeks on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds an acreage position along the Louisiana Gulf Coast, a position in the Alberta Oil Sands in Canada through its approximately 25% interest in Grizzly Oil Sands ULC and has an approximately 25% equity interest in Mammoth Energy Services, Inc. (NASDAQ: TUSK). For more information, please visit www.gulfportenergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; Gulfport’s ability to identify, complete and integrate acquisitions of properties (including the properties acquired from

Vitruvian II Woodford, LLC) and businesses; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, plus interest expense, income tax (benefit) expense, accretion expense, depreciation, depletion and amortization and impairment of oil and gas properties. Adjusted EBITDA is a non-GAAP financial measure equal to EBITDA less non-cash derivative (gain) loss, acquisition expense and (income) loss from equity method investments. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activity before changes in operating assets and liabilities. Adjusted net income is a non-GAAP financial measure equal to pre-tax net loss less non-cash derivative (gain) loss, acquisition expense, (income) loss from equity method investments and tax expense excluding adjustements. The Company has presented EBITDA and adjusted EBITDA because it uses these measures as an integral part of its internal reporting to evaluate its performance and the performance of its senior management. These measures are considered important indicators of the operational strength of the Company’s business and eliminate the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that these measures provide useful information to its investors regarding its performance and overall results of operations. EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Jessica Wills – Manager, Investor Relations and Research

jwills@gulfportenergy.com

405-252-4550

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands, except share data)
Revenues:
Natural gas sales	$223,340	$122,018	$606,544	$271,873
Oil and condensate sales	31,459	21,799	85,338	60,799
Natural gas liquid sales	33,559	14,594	88,985	34,198
Net (loss) gain on gas, oil and NGL derivatives	(22,860)	35,281	141,588	(44,376)

	265,498	193,692	922,455	322,494

Costs and expenses:
Lease operating expenses	20,020	17,471	60,044	48,789
Production taxes	5,419	3,525	14,464	9,492
Midstream gathering and processing	69,372	45,475	176,258	122,476
Depreciation, depletion and amortization	106,650	62,285	254,887	183,414
Impairment of oil and natural gas properties	—	212,194	—	601,806
General and administrative	13,065	10,467	37,922	32,941
Accretion expense	456	269	1,148	777
Acquisition expense	33	—	2,391	—

	215,015	351,686	547,114	999,695

INCOME (LOSS) FROM OPERATIONS	50,483	(157,994)	375,341	(677,201)

OTHER (INCOME) EXPENSE:
Interest expense	27,130	12,787	74,797	44,892
Interest income	(37)	(337)	(927)	(822)
Insurance proceeds	—	(3,750)	—	(3,750)
Loss (income) from equity method investments, net	2,737	(5,997)	20,945	25,576
Other income	(345)	6	(863)	(3)

	29,485	2,709	93,952	65,893

INCOME (LOSS) BEFORE INCOME TAXES	20,998	(160,703)	281,389	(743,094)
INCOME TAX EXPENSE (BENEFIT)	2,763	(3,407)	2,763	(3,755)

NET INCOME (LOSS)	$18,235	$(157,296)	$278,626	$(739,339)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.10	$(1.25)	$1.56	$(6.12)

Diluted	$0.10	$(1.25)	$1.56	$(6.12)

Weighted average common shares outstanding—Basic	182,957,416	125,408,866	178,736,569	120,771,046
Weighted average common shares outstanding—Diluted	183,008,436	125,408,866	179,130,570	120,771,046

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2017	December 31, 2016
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$125,271	$1,275,875
Restricted cash	—	185,000
Accounts receivable—oil and natural gas	180,106	136,761
Accounts receivable—related parties	362	16
Prepaid expenses and other current assets	5,666	3,135
Short-term derivative instruments	35,332	3,488

Total current assets	346,737	1,604,275

Property and equipment:
Oil and natural gas properties, full-cost accounting, $2,956,732 and $1,580,305 excluded from amortization in 2017 and 2016, respectively	8,867,239	6,071,920
Other property and equipment	84,225	68,986
Accumulated depletion, depreciation, amortization and impairment	(4,043,879)	(3,789,780)

Property and equipment, net	4,907,585	2,351,126

Other assets:
Equity investments	279,282	243,920
Long-term derivative instruments	6,409	5,696
Deferred tax asset	4,692	4,692
Inventories	13,908	4,504
Other assets	18,985	8,932

Total other assets	323,276	267,744

Total assets	$5,577,598	$4,223,145

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$582,928	$265,124
Asset retirement obligation—current	195	195
Short-term derivative instruments	29,130	119,219
Current maturities of long-term debt	570	276

Total current liabilities	612,823	384,814

Long-term derivative instrument	19,712	26,759
Asset retirement obligation—long-term	44,266	34,081
Long-term debt, net of current maturities	1,958,136	1,593,599

Total liabilities	2,634,937	2,039,253

Commitments and contingencies
Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—
Stockholders’ equity:
Common stock - $.01 par value, 200,000,000 authorized, 183,081,776 issued and outstanding at September 30, 2017 and 158,829,816 at December 31, 2016	1,831	1,588
Paid-in capital	4,413,623	3,946,442
Accumulated other comprehensive loss	(40,339)	(53,058)
Retained deficit	(1,432,454)	(1,711,080)

Total stockholders’ equity	2,942,661	2,183,892

Total liabilities and stockholders’ equity	$5,577,598	$4,223,145

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Net income (loss)	$18,235	$(157,296)	$278,626	$(739,339)
Interest expense	27,130	12,787	74,797	44,892
Income tax expense (benefit)	2,763	(3,407)	2,763	(3,755)
Accretion expense	456	269	1,148	777
Depreciation, depletion and amortization	106,650	62,285	254,887	183,414
Impairment of oil and gas properties	—	212,194	—	601,806

EBITDA	$155,234	$126,832	$612,221	$87,795

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Cash provided by operating activity	$205,080	$102,551	$491,733	$245,275
Adjustments:
Changes in operating assets and liabilities	(37,018)	6,563	(56,928)	35,521

Operating Cash Flow	$168,062	$109,114	$434,805	$280,796

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	Three Months ended September 30, 2017	Nine Months Ended September 30, 2017
	(In thousands)

EBITDA	$155,234	$612,221

Adjustments:
Non-cash derivative loss (gain)	36,974	(129,693)
Acquisition expense	33	2,391
Loss from equity method investments	2,737	20,945

Adjusted EBITDA	$194,978	$505,864

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED NET INCOME

(Unaudited)

	Three Months ended September 30, 2017	Nine Months Ended September 30, 2017
	(In thousands, except share data)
Pre-tax net income excluding adjustments	$20,998	$281,389
Adjustments:
Non-cash derivative loss (gain)	36,974	(129,693)
Acquisition expense	33	2,391
Loss from equity method investments	2,737	20,945

Pre-tax net income excluding adjustments	$60,742	$175,032

Tax expense excluding adjustments	2,763	2,763

Adjusted net income	$57,979	$172,269

Adjusted net income per common share:
Basic	$0.32	$0.96

Diluted	$0.32	$0.96

Basic weighted average shares outstanding	182,957,416	178,736,569

Diluted weighted average shares outstanding	183,008,436	179,130,570